EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated December 15, 2025 (“Effective Date”), is entered into by and between Splash Beverage Group, Inc., a Nevada Corporation (the “Company”), and Martin Scott (“Executive”), a resident of Boca Raton, Florida. The parties are sometimes individually referred to as “Party” and collectively as “Parties.”

PRELIMINARY STATEMENTS

The Company desires for Executive to serve as Chief Financial Officer of the Company, and Executive desires to serve in such capacity with the Company on the terms and conditions as hereinafter set forth.

NOW, THEREFORE, the Parties agree as follows:

STATEMENT OF AGREEMENT

Section 1. EMPLOYMENT

Section 1.1 Term of Employment. The Company shall employ Executive commencing on December 15, 2025 and continuing for consecutive one-month terms, with no fixed termination date, until either Party gives proper notice to the other as required in Section 3.1 to terminate the employment. The period during which Executive is employed by the Company is herein referred to as the “Term”, and shall be deemed to commence on the Effective Date.

Section 1.2 Title and Duties. During the Term, Executive shall be employed as Chief Financial Officer (“CFO”) of the Company. Executive shall further perform such reasonable executive and managerial responsibilities and duties consistent with the title and position of CFO as may be assigned to Executive from time to time by the Chief Executive Officer or in the absence of the Chief Executive Officer (either the “PEO”) or the Board of Directors of the Company (the “Board’’). Executive shall report to the PEO. Executive shall diligently devote Executive’s business skill, time and effort to Executive’s employment hereunder and shall not serve any other entity in any capacity other than as an advisor or board director without the consent of the Board, which shall not be unreasonably withheld or delayed, provided, however, that Executive shall be entitled annually to vacation (subject to Section 1.3) and sick leave pursuant to policies adopted by the Company from time to time for employees of the Company, and may engage in civic and charitable activities to the extent they do not materially interfere with his performance of his duties hereunder. Executive will perform his duties and responsibilities at such places as the needs of the business reasonably require – provided however, Executive’s primary place of employment shall be based at 1500 Cordova Road, Suite 305, Ft. Lauderdale, FL 33316.

Section 1.3 Vacation. Executive shall receive four weeks of paid vacation per year which shall accrue and be recorded in accordance with the Company’s governing policies. The scheduling of Executive’s vacation must be approved in advance by the Company in consideration of business needs and operating requirements. Executive shall only be permitted to take two weeks of vacation at one time unless special permission is granted by the Company. Executive shall not receive pay in lieu of vacation, except as required by law upon termination or separation from employment.

Section 2. COMPENSATION

Section 2.1 Salary. The Company shall pay Executive during the Term a monthly base salary of $25,000, as may be adjusted on an annual basis as provided in this Section 2.1 (the “Base Salary”) payable twice a month in accordance with the Company’s regular payroll practices, with such payroll deductions and withholdings as required by law. Executive will be eligible for a Base Salary increase each year, effective on the one-year anniversary of each year of the Term, based on cost of living adjustments and the performance of Executive. The aforementioned Base Salary increases will be determined by the Board.

Section 2.2 Stock Grants and Options. Executive will be eligible for awards under the Company’s Equity Incentive Plan or similar plan .

Section 2.3 Bonus Opportunity. Executive shall be eligible for a discretionary bonus for the following achievements:

●	$20,000 upon filing of Form 10-K

●	$30,000 upon the closing of any merger or change of control

Section 2.4 Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in the performance of Executive’s duties for the Company during the Term, in accordance with the policies and procedures adopted by the Company from time to time for executive officers of the Company. Executive shall furnish appropriate documentation of such expenses, including documentation required by the Internal Revenue Service.

Section 2.5 Benefits. During the Term, Executive shall be entitled to participate in all qualified plans, holidays and other employee benefits, including insurance benefits, which the Company, in its sole discretion, may maintain from time to time for the benefit of its executives, or, if the Company should discontinue or cause to be discontinued any such benefits, then similar benefits, if any, as may be provided by the Company to its other executives. Nothing herein requires the Company to establish or maintain any specific benefit plan.

Section 3. TERMINATION OF EMPLOYMENT

Section 3.1 Termination. The Company shall have the right to terminate Executive’s employment hereunder upon twenty-one (21) days prior written notice, and Executive shall have the right to resign upon twenty-one (21) days prior written notice, for any reason or for no stated reason, at any time. The notice period does not commence until the notice is actually received by the other Party. The notice period shall be deemed to be waived in the event of termination of Executive with cause (as defined below). The Company reserves the right to require immediate termination with pay in-lieu of the twenty-one (21) day notice period.

“Cause” shall mean: (i) the Executive is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) the Executive, in carrying out his duties hereunder, has acted with gross negligence or intentional misconduct resulting, in any case, in material harm to the Company; (iii) the Executive misappropriates Company funds or otherwise defrauds the Company including a material amount of money or property; (iv) the Executive breaches his fiduciary duty to the Company resulting in material profit to him, directly or indirectly; (v) the Executive materially breaches any agreement with the Company and fails to cure such breach within 10 days of receipt of notice, unless the act is incapable of being cured; (vi) the Executive breaches any provision of Section 8 or Section 9; (vii) the Executive becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Executive from violating any securities law administered or regulated by the SEC; (viii) the Executive becomes subject to a cease and desist order or other order issued by the SEC after an opportunity for a hearing; (ix) the Executive refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Executive was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Executive abuses alcohol or drugs in a manner that interferes with the successful performance of his duties.

Section 3.2 Obligations of Executive Following Termination. In the event that Executive’s employment is terminated pursuant to Section 3.1, Executive shall have no further obligations hereunder (other than under Section 4; and to provide reasonable cooperation to the Company respecting a transition of Executive’s duties without charge to the Company (but subject to reimbursement by the Company of any reasonable out-of-pocket costs incurred by Executive in the course of such cooperation with the Company’s prior approval for the reimbursement).

Section 4. COVENANTS

Section 4.1 Restrictive Covenant

(a)       Non-Solicitation. Executive absolutely and unconditionally covenants and agrees that during the Term and the Restrictive Period, Executive shall not, either directly or indirectly, for any reason, whether for Executive’s own account or for the account of any other person, natural or legal, without the prior written consent of the Company: (i) solicit, employ, hire, deal with or otherwise interfere with any contract or relationship of the Company with any employee, officer, director or any independent contractor of the Company (including the Company’s subsidiaries), while such person or entity is employed by or associated with the Company or in the case of former employees within one year of the termination of such person’s employment with the Company during the Restrictive Period (unless such person was terminated by the Company); (ii) solicit, accept, deal with or otherwise interfere with any existing or proposed contract or relationship of the Company with any person, natural or legal, who is an investor, customer, client or supplier of the Company during the Restrictive Period. As used in this Agreement, the term “Restrictive Period” d\shall mean one year following termination of services by Executive.

(b)       Use and Treatment of Confidential Information. Executive shall not disclose, divulge, publish, communicate, publicize, disseminate or otherwise reveal, either directly or indirectly, any Confidential Information (as defined below) to any person, natural or legal, except in the performance of Executive’s duties during Executive’s employment by the Company. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, financial information, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, information and data relating to the development, research, testing, costs, marketing, and uses of the Products or Services (as defined herein), the Company’s budgets and strategic plans, and the identity and special needs of, vendors, and suppliers, databases, data, and all technology relating to the Company’s businesses, systems, methods of operation, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Company, the names, home addresses and all telephone numbers and e-mail addresses of the Company’s directors, employees, officers, executives, former executives, and contractors. Confidential Information also includes, without limitation, Confidential Information received from the Company’s subsidiaries and affiliates. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Executive, (ii) information set forth in the written records of the Executive prior to disclosure to the Executive by or on behalf of the Company which information is given to the Company in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Executive in writing from a third party (excluding any affiliates of the Executive) who lawfully acquired the confidential information and who did not acquire such confidential information or trade secret, directly or indirectly, from the Executive or the Company or its subsidiaries or affiliates and who has not breached any duty of confidentiality. As used herein, the terms “Products” or “Services” shall include all products or services offered for sale and marketed by the Company during the Term. Products or Services also includes any other products or services which the Company has taken concrete steps to offer for sale, but has not yet commenced selling or marketing, during or prior to the Term. Services also include any services disclosed in the Company’s filings with the SEC.

(c)       Ownership and Return of Confidential Information. All Confidential Information disclosed to or obtained by Executive in tangible form (including, without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the property of the Company.

AII such Confidential Information possessed by Executive shall be returned to the Company at the time Executive ceases employment with the Company. Upon the return of Confidential Information, it shall not thereafter be retained in any form, in whole or in part, by Executive.

(d)       Remedies upon Breach. The Parties acknowledge that Confidential Information and the other protections afforded to the Company by this Agreement are valuable and unique and that any breach of any of the covenants contained in this Section 4 may result in irreparable and substantial injury to the Company for which it may not have an adequate remedy at law. In the event of a breach or threatened breach of any of the covenants contained in this Section 4.1, the Company shall be entitled to obtain from any court having competent jurisdiction, with respect to Executive, temporary, preliminary and permanent injunctive relief prohibiting any such breach, as well reimbursement for all reasonable costs, including attorneys’ fees, incurred in enjoining any such breach. Any such relief shall be in addition to and not in lieu of any appropriate relief in the way of monetary damages and equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive agrees not to allege that the Company will not sustain an irreparable harm or a lack of an adequate remedy at law. Executive hereby waives any requirement for the Company to post a bond for any injunction. If, however, a court nevertheless requires a bond to be posted, then such bond shall be in a nominal amount.

(e)       Other Entities. For purposes of Sections 4.l(a) through (e), and Section 4.2, the “Company” shall be deemed to include the direct and indirect subsidiaries of the Company.

Section 4.2 Non-Disparagement. During the Term, and thereafter, Executive shall not defame or disparage or criticize the Company, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its stakeholders, and the Company shall not defame or disparage or criticize Executive, in any medium (whether oral, written, electronic or otherwise, whether currently existing or hereafter created), to any person or entity, without limitation in time. Notwithstanding the foregoing sentence, the Parties may confer in confidence with his or its respective advisors and make truthful statements as required by law. This Section 4.2 shall survive any termination of Executive’s employment and any termination of this Agreement.

Section 4.3 Exceptions. Anything in this Agreement to the contrary notwithstanding, Executive shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive; or (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Executive has made such reports or disclosures. Notwithstanding anything in the foregoing to the contrary, in accordance with the Defend Trade Secrets Act of 2016, Executive will not be criminally or civilly liable for disclosing a trade secret if it was disclosed: (I) to any government official or attorney in confidence directly or indirectly for the sole purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a lawsuit or other proceeding if filed under seal; or (3) to an attorney or used in a court proceeding in a retaliation lawsuit if any document containing a trade secret is filed under seal and is not disclosed except pursuant to court order.

Section 4.4 No Other Severance Benefits. Except as specifically set forth in this Agreement, Executive shall not be entitled to any other form of severance benefits from the Company, including, without limitation, benefits otherwise payable under any of the Company’s regular severance policies, in the event Executive’s employment hereunder ends for any reason and except with respect to obligations of the Company expressly provided for herein.

Section 5. GENERAL PROVISIONS

Section 5.1 Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon the earliest of (i) personal delivery, or (ii) email l to the Company care of ________, or, if to Executive, ________. Either the Company or Executive may change the email address as appropriate.

Section 5.2 Assignment; Binding Effect. Neither Party may assign this Agreement without the prior written consent of the other Party, except that the Company may assign this Agreement to any affiliate thereof, or to any subsequent purchaser of the Company of all or substantially all of the assets of the Company, or by operation of law. This Agreement shall be binding upon the Parties and (a) the heirs, executors, and administrators of Executive to the extent that personal service to the Company is not required; and (b) the successors and assigns of the Company.

Section 5.3 Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH AND ENFORCED UNDER THE LAWS OF THE STATE OF FLORIDA, OTHER THAN ITS PRINCIPLES CONCERNING CHOICE OF LAW. ALL SUITS, ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE BROUGHT IN A STATE OR FEDERAL COURT LOCATED IN FT. LAUDERDALE, FLORIDA, WHICH COURTS SHALL BE THE EXCLUSIVE FORUM FOR ALL SUCH SUITS, ACTIONS OR PROCEEDINGS. THE PARTIES HEREBY: (A) WAIVE ANY OBJECTION EITHER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY SUCH COURT OR ANY SUCH SUIT, ACTION OR PROCEEDING; (B) IRREVOCABLY CONSENT AND SUBMIT THEMSELVES TO THE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA FOR THE PURPOSES OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT; AND (C) TO THE FULLEST EXTENT PERMITTED BY LAW, WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 5.4 Amendment; Waiver. No modification, amendment or termination of this Agreement shall be valid unless made in writing and signed by the Parties. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of breach of or default under any other provision of this Agreement.

Section 5.5 Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other local taxes as shall be required to be withheld pursuant to any law or government regulation or ruling.

Section 5.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent possible without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 5.7 Survival of Certain Obligations. The obligations of the Parties set forth in this Agreement which by their terms extend beyond or are intended to survive the termination of the Term or this Agreement (whether or not specifically provided) shall not be affected or diminished in any way by the termination of the Term or this Agreement.

Section 5.8 Headings. The headings in this Agreement are intended solely for convenience and shall be disregarded in interpreting the Agreement.

Section 5.9 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity other than the Parties any rights or remedies under this Agreement.

Section 5.10 Electronic Signatures/Counterparts. This Agreement may be executed via electronic signatures, which shall be deemed originals for all purposes, and in counterparts, and all of such counterparts (including facsimile or PDF), when separate counterparts have been executed by the Parties, shall be deemed to be one and the same agreement. This Agreement shall only become effective as of the date hereof.

Section 5.11 Duties to Withhold and Provide Cooperation. Without limitation to any other provision herein set forth, Executive shall not act in any manner that might damage the business of the Company or any affiliate thereof. Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any affiliate thereof, unless under a subpoena or other court order to do so. Executive shall both notify immediately the Board (care of the Chairman) upon receipt of any such subpoena or court order, and furnish, within three business days of receipt a copy of such subpoena or court order to any of the Company or any affiliate thereof. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against the Company or any affiliate thereof, Executive shall state no more than that Executive cannot provide counsel or assistance.

Without limitation to the preceding paragraph, Executive shall reasonably provide assistance and cooperation to the Company or any affiliate thereof in any legal or administrative proceedings or inquiries concerning events which occurred at such time as such person was an employee of the Company (or any affiliated or related entity) and involving any such person about which Executive has relevant knowledge or information. By way of example, but without limitation, assistance and cooperation may include: (1) identifying documentation or specific dates; (2) meeting with legal counsel of the Company or any affiliate thereof from time to time to assist in the preparation of arguments and the discovery or compilation of factual matters; and (3) providing testimony or statements in connection with any legal or administrative proceedings or inquiries. The Company (or its affiliates and related persons) shall provide Executive with reasonable advance notice of any such legal process and shall work with Executive to find mutually convenient times to meet or communicate with Executive concerning such matters.

For the avoidance of doubt, this Section 5.11 shall survive any termination of Executive’s employment and any termination of this Agreement.

Section 5.12 409A. The Parties intend that the payments and benefits provided for in this Agreement to either be exempt from Section 409A of the Internal Revenue Code, as amended (the “Code”) or be provided in a manner that complies with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a separation from service from the Company within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section l.409A-l(h)(l)). For purposes of Section 409A of the Code, the right to a series of installment payments hereunder shall be treated as a right to a series of separate payments. ln the event Executive is a specified employee under Section 409A of the Code, for purposes of any payment on termination of employment hereunder, if such payment would otherwise be made within one year of termination, such payment will be paid to Executive in a lump sum cash amount on the first payroll date which is more than one year following the date of Executive’s termination, to the extent required to avoid any adverse tax consequences under Section 409A of the Code.

Section 5.13 No Right to Sue. Executive acknowledges that he shall not have any right to enforce any rights or obligations under this Agreement against any person or entity other than the Company or any entity or person to which this Agreement has been assigned by the Company, and that Executive shall not sue any person or entity other than the Company or its successor or assignee to enforce any rights and obligations under this Agreement or otherwise with respect to Executive’s employment with the Company or the cessation thereof. For the avoidance of doubt, this Section 5.13 shall survive any termination of Executive’s employment and any termination of this Agreement.

Section 5.14 Attorney’s Fees and Costs. In any action to enforce or that otherwise concerns this Agreement, the prevailing Party will be entitled to his or its reasonable attorney’s fees and costs. .

Section 5.15 Acknowledgement. The Parties acknowledge that they have had an adequate opportunity to read this Agreement, to consider it and to consult with an attorney if so desired.

Section 5.16 Entire Agreement. This Agreement sets forth the entire understanding of the Parties regarding the subject matter hereof and supersedes all prior agreements, arrangements, communications, representations and warranties, whether oral or written, between the Parties regarding the subject matter hereof. In no event shall Executive be entitled to any rights with respect to Executive’s engagement with the Company, or otherwise with respect to the Company, other than as provided herein. Nothing in this Agreement shall confer upon any member of the Company any fiduciary obligation to Executive.

SIGNATURE PAGE FOLLOWS:

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

SPLASH BEVERAGE GROUP, INC.

/s/ William Meissner
William Meissner
President and Chief Marketing Officer

MARTIN SCOTT AS AN INDIVIDUAL

/s/ Martin Scott
SIGNATURE:

Signature Page to Employment Agreement